                            SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                      Securities and Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to (S) 240.14a-11(c) or  (S) 240.14a-12

                              KAISER VENTURES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    2)  Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    4)  Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    5)  Total fee paid:

        ________________________________________________________________________

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1)  Amount Previously Paid  $_______________________________________________

    2)  Form Schedule or Registration Statement No.:____________________________

    3)  Filing Party: __________________________________________________________

    4)  Date Filed:_____________________________________________________________

     This Schedule 14A relates to the potential merger of Kaiser Ventures Inc. ("Kaiser Inc.") into a newly formed limited liability company, Kaiser Ventures LLC ("Kaiser LLC"). Once the date of Kaiser Inc.'s stockholders' meeting is set, Kaiser Inc. will mail a Proxy Statement to the address of record of each of its stockholders in connection with the proposed merger. This Schedule 14A is being filed pursuant to Rule 14a-12(b) of the Exchange Act of 1934, as amended, in order to file the documents attached as exhibits to this Schedule 14A (the "Exhibits") with the Securities and Exchange Commission no later than the date they were first published.

     The information contained in this Schedule 14A and in the Exhibits is summary in nature and does not provide all of the important information with respect to the potential merger. The Proxy Statement will contain important information about the proposed merger, and our stockholders should carefully review the Proxy Statement, and the documents which it references, before voting with respect to the merger. The Proxy Statement and related exhibits will also be available for free at the SEC's website "http://www.sec.gov."
                                            ------------------

     Neither this Schedule 14A nor any of the Exhibits constitute an offer to sell, or a solicitation of an offer to buy, any securities of Kaiser Inc. or Kaiser LLC, nor shall there be any offer to sell or sale of these securities in any jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction.


                                  Annex Index
                                  -----------

Annex No.      Document
---------      --------

1              Press Release dated July 11, 2001
2.             Script for Investor Conference Call on July 11, 2001
3.             Talking Points, dated July 11, 2001
4.             Website Discussion, dated July 11, 2001

                                                                         Annex 1


        Media Contact:                           Investor Contact:
        Terry L. Cook                            James F. Verhey
        (909) 483-8511                           (909) 483-8513


FOR IMMEDIATE RELEASE

                    Kaiser Ventures Proposes to Distribute
                           $10 Per Share in Cash in
                            Corporate Restructuring

ONTARIO, CA (July 11, 2001) - Kaiser Ventures Inc. (NASDAQ: KRSC) announced today that its Board of Directors yesterday approved a plan to distribute $10 per share in cash to its stockholders on a tax advantaged basis. Subject to stockholder approval, Kaiser Ventures Inc. ("Kaiser Inc.") would convert into a limited liability company by merging into the recently formed Kaiser Ventures LLC ("Kaiser LLC"). In the merger, each Kaiser stockholder would receive $10 in cash plus one Class A Unit in Kaiser LLC for each share of Kaiser Inc. common stock. As a result, each stockholder's interest in Kaiser (on a fully diluted basis) will be converted into a proportionate interest in the new limited liability company. Most stockholders should pay federal taxes on the total merger consideration at capital gains rates.

        "Our Board evaluated a number of options in reaching its decision and believes that converting Kaiser to a limited liability company is the best alternative to achieve our goal in a way that treats all stockholders equally," said Richard E. Stoddard, Chairman and Chief Executive Officer of Kaiser. He continued, "The beauty of the conversion to a limited liability company is that it captures significant tax losses associated with Mine Reclamation for the benefit of Kaiser. By reducing our taxes, we can increase the cash distributed to our stockholders by almost $2.00 per share. In addition, the conversion approach should mean that most of our stockholders will be able to offset their tax basis against the distribution, with only the difference taxed at capital gains rates. A regular dividend would have been

KAISER VENTURES PROPOSES TO DISTRIBUTE
$10 Per Share in Cash in Corporate Restructuring
2-2-2-2-2


approximately $2.00 per share less and would have been taxable at ordinary income rates for most of our stockholders."

     The limited liability company structure also provides the future flexibility necessary to create and realize the maximum value from Kaiser's remaining assets, and would avoid "double taxation" on any future income of Kaiser. Limited liability companies combine the limited legal liability for owners provided by corporations with the significant advantages of being treated like partnerships from a tax standpoint. However, in order to achieve these tax benefits, federal tax law requires that the Class A Units not be traded on a secondary market. Class A Unit holders may be able to complete private negotiated sales on a limited basis as long as these transactions do not become the substantial equivalent of a secondary market.

     After the merger, Kaiser LLC would continue to hold the assets of the former Kaiser Inc. The primary remaining assets will be an 80% interest in Mine Reclamation, LLC, a 50% interest in the West Valley MRF, as well as the balance of the property (approximately 5,400 acres) near Eagle Mountain and various other miscellaneous assets. Kaiser Inc. and Kaiser LLC anticipate filing a joint Proxy Statement and Prospectus on the conversion proposal with the Securities and Exchange Commission within a week. It is anticipated that a stockholder vote on the conversion proposal would occur in the fall of this year.

     Commenting on the future of Kaiser, Mr. Stoddard stated: "We expect that our overall strategy will remain the same: to try to maximize the future cash distributed to Kaiser stockholders as quickly as reasonable possible. Our success in realizing this goal will of course determine the ultimate value of the Class A Units. As members of Kaiser LLC, Kaiser's former stockholders would receive their proportionate share of any future cash distributions resulting from the successful sale of Kaiser's remaining assets."

     The amount and timing of any future cash distributions by Kaiser LLC will depend on many factors, including (among others) the sale of the Eagle Mountain

                                    (more)

KAISER VENTURES PROPOSES TO DISTRIBUTE
$10 Per Share in Cash in Corporate Restructuring
3-3-3-3-3

landfill project, the ability of Kaiser to operate and ultimately to sell its 50% interest in the West Valley MRF and the impact Kaiser's other assets, liabilities, and operating expenses. Although Mine Reclamation, LLC has entered into a contract to sell the Eagle Mountain landfill, this sale is subject to very significant conditions; even if these conditions are satisfied, no cash would likely be received by Kaiser for three or four years. . If Kaiser receives the cash from the MRC sale and if it meets its goals with respect to its other assets and liabilities, Kaiser LLC could be able to distribute approximately an additional $8.00 - $10.00 in cash per Class A Unit over the next three to four years.

     This estimate is subject to substantial contingencies, which could significantly raise or lower the actual future distributions. Kaiser's Proxy Statement will contain a list of major known potential risks. In evaluating the proposal, stockholders should consider time value of money as well as the various risks which will be described in the Proxy Statement, including the operational and market risks for the West Valley MRF and the risk that the sale of the Eagle Mountain landfill project may not close. In addition, the value of the Class A Units may be affected by other matters, including (among others) discounts for restrictions on liquidity and minority interest.

     There will be a telephone conference call for stockholders regarding the conversion proposal commencing at 1:30 p.m. Pacific Daylight Time/4:30 p.m. Eastern Daylight Time today (Wednesday, July 11, 2001). The call-in number to participate in the conference call is 1-800-289-0494 and the access code is 699912. To hear a live web cast of the conference call, please visit our website at "www.kaiserventures.com" and click on "Special Announcement." In addition,
    ----------------------
copies of the script for the presentation being made on the conference call, as well as certain questions and answers relating to the proposal, will be posted on Kaiser's website.

     This press release is summary in nature and does not provide all of the important information with respect to the conversion proposal. Once the date of the

                                    (more)

KAISER VENTURES PROPOSES TO DISTRIBUTE
$10 Per Share in Cash in Corporate Restructuring
4-4-4-4-4

stockholders' meeting is set, Kaiser will be mailing a Proxy Statement to the address of record of each of its stockholders. That Proxy Statement will contain important information about the conversion proposal, and Kaiser stockholders should carefully review the Proxy Statement, and the documents which it references, before voting with respect to the conversion proposal. The Proxy Statement and related exhibits will also be available for free at the SEC's website http://www.sec.gov.
        -------------------

     This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Kaiser Inc. common stock or Kaiser LLC Class A Units, nor shall there be any offer to sell or sale of these securities in any jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction. Except for the historical statements and discussions, this press release consists of "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Please do not put undue reliance on forward-looking statements. Kaiser will have an obligation to update and disclose any material developments related to information disclosed in the Proxy Statement/Prospectus; however, Kaiser undertakes no obligation to update or revise any forward-looking statements that are or may be affected by developments which its management does not deem material. When used or incorporated in these statements, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties, not all of which will be identified in Kaiser's Proxy Statement. Kaiser believes that its assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Kaiser's actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include, among others, the ones to be discussed under "Risk Factors" in Kaiser's Proxy Statement as well as those discussed in other places in Kaiser's filings with the SEC. For example, actual results could materially differ from those projected as a result of factors including, among others, Kaiser's inability to complete the anticipated sale of its Eagle

                                    (more)

KAISER VENTURES PROPOSES TO DISTRIBUTE
$10 Per Share in Cash in Corporate Restructuring
5-5-5-5-5

Mountain landfill project; litigation, including, without limitation, claims that relate to Eagle Mountain and pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser, including asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits; and/or general economic conditions in the United States and Southern California. Should one or more of these risks, or any other risks, materialize, or should one or more of Kaiser's underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that the forward-looking information contained in these statements will in fact transpire.

                                    # # # #

                                                                         Annex 2

                             Kaiser Ventures, Inc

                                 July 11, 2001
                          Stockholder Conference Call
                               Prepared Remarks

Jim Verhey, Executive Vice President & CFO:

Hello everyone, and welcome to our Kaiser Ventures conference call. Let's go ahead and have everyone sign on, then we'll get right to our topic.

                      (Pause for Participants to sign on)

In the next 30-45 minutes, Rick Stoddard, Kaiser's Chairman and CEO, will explain our decision to convert "Kaiser Ventures Inc." to "Kaiser Ventures LLC," a Delaware limited liability company, and why we believe it benefits our stockholders. I will then briefly explain the tax ramifications of the conversion of Kaiser Ventures Inc. to Kaiser Ventures LLC, and then our outside counsel, Ted Guth, of Guth | Christopher in Los Angeles, will tell you how it's all going to work. After that, you'll get a chance to ask questions. By the way, for your convenience, we will post the text of these prepared remarks in the Investor Relations section of our website. After the call, you can go to: kaiserventures.com.

Before we begin, I need to make the usual but important legal disclaimers:

Except for the historical statements and discussions, our comments today constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You should not put undue reliance on forward-looking statements. We will have an obligation to update and disclose any material developments related to information disclosed in our Proxy Statement/Prospectus, however, we are not undertaking any obligation to update or revise any forward-looking statements that are or may be affected by developments which we do not deem material. When used in today's comments, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties, not all of which will be identified in our Proxy Statement/Prospectus. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include, among others, those that will be discussed under "Risk Factors" in our Proxy Statement as well as those discussed in other places in our filings with the SEC. For example, our actual results could materially differ from those projected because of our inability to complete the anticipated sale of our Eagle Mountain landfill project; litigation, including, without limitation, claims relating to Eagle Mountain and pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser, including asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits; and/or general economic conditions in the United States and Southern California. Should one or more of these risks, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, we cannot give any assurances that the forward-looking information contained in these statements will, in fact, transpire.

In addition, I must remind you that the information presented in this conference call is summary in nature and does not provide all of the important information with respect to the conversion proposal. Once the date of the stockholders' meeting is set, we will mail a Proxy Statement to the address of record for each of our stockholders. That Proxy Statement will contain important information about the conversion proposal, and our stockholders should carefully review the Proxy Statement, and the documents which it references, before voting with respect to the conversion proposal. The Proxy Statement and related exhibits will also be available for free at the SEC's website http://www.sec.gov.
                                                     -------------------

Finally, nothing said in this investor conference call constitutes an offer to sell, or a solicitation of an offer to buy, any shares of Kaiser Ventures Inc. common stock or Kaiser LLC Class A Units, nor shall there be any offer to sell or any sale of these securities in any jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction.

Now that we have that out of the way, Rick will spend a few minutes taking a look back on where we've come from and on what we are accomplishing.... Rick....

Rick Stoddard, Chairman & CEO:

Thanks, Jim and good afternoon everyone. 13 years ago, when we opened the book on the so-called "assets" left over from the bankruptcy of Kaiser Steel Corporation, the story wasn't very encouraging. We were looking at miles of scarred and blighted land in the Mojave Desert; an old, crumbling mill site with big environmental problems; and some water rights that no one understood or wanted. Today, we're nearing the end of our story. We've turned those undervalued and underutilized assets into real value for you, our stockholders. And for the past 18 months, we've been delivering that value back to you.

 .  In November 1999, we completed the sale of our stock in International
   Speedway Corporation. From our 1995 joint venture with Penske Motorsports, we were able to realize--in 4 years--more than $93 million in cash. This was done by converting 500 acres of the old abandoned Fontana Mill Site property into a world-class racing facility--The California Speedway.

 . In August 2000, we closed the sale of about 588 acres of the former mill site to CCG Ontario for $16 million--and that included its assumption of virtually all its environmental liabilities estimated at $24 million. We also agreed to sell our last 37 acres of the mill site property to The California Speedway Corporation for nearly $4 million.

 . In December 2000, we distributed $2-per-share to our stockholders, which was treated as a return-of-capital for tax purposes.

 .  In March 2001, we completed the sale of our stock in Fontana Union Water
   Company to the Cucamonga County Water District for $87.5 million, plus approximately $2.5 million in accrued lease payments for a total of $90 million. This followed nearly $45 million of essentially triple-net payments over the last ten years.

Our primary remaining assets after these transactions are:

 . An 80% interest in the Eagle Mountain Landfill project which we have agreed to sell to the Los Angeles County Sanitation District for $41 million. If the conditions to the sale are satisfied and the $41 million is released from escrow, we would receive approximately $32 million (plus interest). However, even if the sale conditions are satisfied, no cash would likely be received for the next three or four years;

 . A 50 percent interest in the West Valley MRF, which is performing even better now since the expansion from 2000 tons per day to 3500 tons per day has been completed; and

 .  The balance of our property (approximately 5,400 acres) near Eagle Mountain.

Of course, we also own a variety of other less material assets--including Lake Tamarisk and so forth, and must still deal with some other liabilities.

Over the years, we faced many challenges: we lost key partners, endured an economic and real estate recession; several major legal setbacks, and a 6-year drought. I know I speak for everyone involved when I tell you that developing these assets was a real challenge. The pace of our efforts swung from one extreme to another, alternating between tremendous accomplishment and agonizing paralysis. With a lot of persistence, we have delivered value to our stockholders. And today, as we enter our final chapter, we do so with a great deal of satisfaction.

So, what are we proposing?

As you know, we have spent the last several months closing the Fontana Union Company stock sale and exploring the most advantageous way to distribute cash to our stockholders. We have now concluded that the best approach is to convert Kaiser from a "corporation" to a "limited liability company." To accomplish this conversion, Kaiser Ventures Inc. would merge into a recently formed limited liability company, and be known as "Kaiser Ventures LLC." In the merger, our stockholders will receive $10 a share in cash and one Class A Unit in Kaiser LLC for every share of Kaiser Ventures Inc. common stock they now hold. Therefore, each stockholder's interest in Kaiser Ventures Inc. (on a fully diluted basis) would be converted into a proportionate interest in Kaiser Ventures LLC.

Why are we doing this?

Converting Kaiser into a limited liability company will permit us to recognize a tax loss from MRC this year, distribute significant cash to our stockholders on a tax advantageous basis, to avoid the double taxation generally imposed on future corporate income distributed to investors and to deal more expeditiously with our remaining assets.

More specifically, by converting to an LLC before December 31, Kaiser will save an estimated $10.5-$12.0 million in taxes in 2001 by capturing the significant tax losses associated with MRC. (Our actual tax savings can only be determined after the merger.) These tax savings mean that we can increase the cash distributed to our stockholders by almost $2.00 per share. In addition, a conversion should mean that most of our stockholders will be able to offset their tax basis against the distribution, with only the difference taxed at capital gains rates. A regular dividend would have been approximately $2.00 less and would have been taxable at ordinary income rates for most of our stockholders, since the "return of capital" approach used for our distribution last December is no longer available.

What will the conversion mean to our stockholders if approved?

First, our stockholders will get $10 in cash on a tax-advantaged basis.

Second, Kaiser will operate as a limited liability company rather than a corporation. As simply as I can state it, a limited liability company is like a corporation for legal liability purposes, but like a partnership for tax purposes. Kaiser would exist under an operating agreement instead of a certificate of incorporation and bylaws, although we have based the terms of that agreement on our current charter documents. You'll see a copy of this agreement attached to the proxy statement and prospectus that will be filed with the Securities and Exchange Commission.

Third, our common stockholders (on a fully diluted basis) would own all of the Class A Units of the new LLC. (The LLC will have a limited number of non-voting Class B Units, which will be held by three former managers of MRC. The Class B Units' only economic interest would be approximately 2% of any principal portion of the sales price received by MRC on the sale of the Eagle Mountain landfill project. If we don't move forward with the conversion, these MRC executives will receive the same payments under a bonus plan.)

Fourth, Kaiser's assets and liabilities would remain the same, except that our cash position would be reduced by the approximately $66 million in cash distributed to Kaiser's stockholders in the conversion.

Fifth, the conversion would allow us to continue our efforts to sell the remaining assets expeditiously without having to solicit more proxies in the future.

Sixth, the management team would remain the same, although we expect staff reductions to continue as we sell our remaining assets.

Finally, to get the tax benefits, we will be required to place certain restrictions on transferring the Class A Units. The IRS requires that they not be traded on a primary or secondary market. We expect to allow private negotiated transactions on a limited basis as long as they do not become the substantial equivalent of such markets.

Now, let me tell you about the other options we considered...

 .  We could have sold Kaiser to a third party.
 .  We could have liquidated Kaiser.
 .  We could have paid a cash dividend of somewhat less than $10 per share.
 .  Or we could have repurchased our shares in the market or through a tender.

Let's take them one at a time...

Ideally, we would have liked to have sold Kaiser to a third party, as long as the price--and the timing--were right. We needed an acceptable offer with appropriate financial backing that would have closed in 2001--but, unfortunately, we didn't get any.

Liquidation offered no significant benefits over conversion. In fact, it would have resulted in a slightly higher tax risk for everyone. Using a liquidating trust generally requires showing that it is not carrying on any active businesses and that its assets are expected to be completely distributed in two or three years. While there are clearly exceptions to these rules, the fact that we anticipate holding the West Valley MRF, an active business, for an undetermined period and don't currently expect to receive the purchase price for MRC for 3 or 4 years, could negatively affect our ability to implement a straight liquidation option. In addition, we also considered the potential difficulty of assigning some of our rights in certain critical contracts and agreements to a liquidating trust.

What about just paying a cash dividend? Doing so would have allowed Kaiser to continue in its current form, but it would have brought significantly worse tax consequences for the corporation and its stockholders. Our taxes in 2001 would have been significantly higher and this would have reduced the amount of any cash dividend. And, from most stockholders' point of view, the dividend would have been taxed as ordinary income, since the "return of capital" approach used for our distribution last December is no longer available. In addition, after making the cash dividend, Kaiser might not continue to meet the Nasdaq listing requirements and might not trade as freely. All in all, a dividend was not a very attractive option.

Finally, a share repurchase would also have allowed Kaiser to continue in its current form, but would have had significantly worse tax consequences for both Kaiser and its stockholders. Kaiser would incur higher taxes in 2001, reducing the cash available for a repurchase. Second, a share repurchase would be treated as a dividend (with higher tax rates and less ability to use the tax basis for our stockholders), except for those individual stockholders who participate on a "disproportionate basis" (i.e., their relative percentage interest in Kaiser declined by at least 20%). Since we believed that most of our stockholders would participate in any repurchase, this test would have been difficult to meet.

So, looking forward, what do we see after the conversion?

First, our overall strategy will remain the same. We will continue to try to maximize the future cash distributed to Kaiser stockholders as quickly as possible. To achieve this goal, we will seek to do the following:

 . First, complete the sale of the landfill project at the Eagle Mountain Site and to resolve the related outstanding federal land exchange litigation. Even if the sale is completed in 2001, we do not expect to receive any cash from the sale until the related litigation matters are resolved favorably, which may take another 3 to 4 years;

 . Second, reduce the risk to Kaiser from outstanding environmental and other similar types of liabilities. In this regard, we have recently purchased an insurance policy to assist in minimizing these types of environmental liabilities;

 . Third, continue to hold our 50% interest in West Valley MRF, which pays cash distributions to Kaiser, until an acceptable sale price can be obtained;

 . Fourth, sell miscellaneous assets such as surplus property and mineral interests in Southern California; and

 .  Fifth, further reduce general and administrative expenses.

Our success in realizing these goals will, of course, determine the ultimate value of the Class A Units. As members of Kaiser LLC, Kaiser's stockholders would receive their proportionate share of any future cash distributions resulting from the successful sales of Kaiser's remaining assets. The amount and timing of any future cash distributions by Kaiser LLC will depend on many factors, including (among others) the sale of the Eagle Mountain landfill project, the ability of Kaiser to operate and ultimately to sell its 50% interest in the West Valley MRF and the impact of Kaiser's other assets, liabilities, and operating expenses. Although MRC has entered into a contract to sell the Eagle Mountain landfill, this sale is subject to very significant conditions; even if these conditions are satisfied, no cash would likely be received by Kaiser for three or four years. In addition, we have not received any offer for the West Valley MRF, and any ultimate value is therefore uncertain. However, if we meet our goals with respect to our other assets and liabilities, and if we use a net cash contribution of $10 to $15 million for the West Valley MRF, Kaiser LLC could be able to distribute approximately an additional $8.00 - $10.00 in cash per Class A Unit over the next three to four years. This would bring the projected total distributions, including the $2.00 distribution last December and the $10.00 distribution as part of the conversion, to the equivalent of $20-22 per share.

     This estimate is subject to substantial contingencies, which could significantly raise or lower the actual future distributions. Kaiser's Proxy Statement will contain a list of major known potential risks. In evaluating the proposal, stockholders should consider time value of money as well as the various risks which will be described in the Proxy Statement, including the operational and market risks for the West Valley MRF and the risk that the sale of the Eagle Mountain landfill project may not close. In addition, the value of the Class A Units may be affected by other matters, including (among others) discounts for restrictions on liquidity and minority interest.

And now, let's hear from Jim Verhey, again, who will elaborate on the tax ramifications....

Jim Verhey:

Thank you Rick. Since a significant portion of the benefits associated with the conversion of Kaiser from a corporation to a limited liability company relate to taxes, both at the Kaiser corporate level and the stockholder level, we thought it would be worthwhile to summarize for you the major federal income tax ramifications of that conversion for Kaiser Ventures Inc. and its stockholders and for Kaiser Ventures LLC and its members. However, my remarks are only a summary and each stockholder is strongly encouraged to carefully read the income tax information to be provided in the Proxy Statement and Prospectus and, more importantly, to consult their own tax advisors with respect to these and other tax consequences to them of the conversion proposal.

Consequences to Kaiser Ventures Inc.


Upon the conversion, Kaiser Ventures Inc. will recognize gain or loss equal to the difference between the fair market value of its assets (less any related liabilities) and the adjusted tax basis of those assets. Our independent appraiser has given us a preliminary indication that the fair market value of our assets is less than our net tax basis in those assets. Based on this valuation, and assuming the conversion proposal is completed, we estimate that Kaiser Ventures Inc. will pay a total of only between $3.0 and $6.0 million in income taxes for 2001, most of which will be state income taxes. You will recall that the sale of our Fontana Water Company shares in March 2001 generated over $82.0 million in net cash to Kaiser although it had a tax basis of less than $1.0 million.

However, the actual value of our assets must be based on the situation on the actual date of the conversion, and this could vary from the preliminary indication of value. If the final valuation differs from preliminary data, the tax savings of Kaiser Ventures Inc. expected as part of the conversion would be affected, perhaps materially. You should also be aware that the Internal Revenue Service will not be bound by our valuation. As a result, the amount of any actual tax gain or loss could vary, perhaps significantly, from the preliminary figure.

Consequences to Kaiser Ventures Inc. Stockholders

Most of our stockholders should recognize gain or loss at capital gains rates equal to the difference between the tax basis in each of their shares of Common Stock and the sum of the fair market value of the consideration they receive per share of Common Stock in the merger.

Based upon the preliminary valuation of a Class A Unit at $1.45 per unit, stockholders of Kaiser Ventures Inc. should generally pay taxes on any excess of the estimated $11.45 in value received per share of Common Stock in the merger over the tax basis in each of their shares of Common Stock. However, as noted above, the relevant value will be that on the date of the conversion, which could vary from the preliminary indication of value. We would be obligated to report the final appraised value to its stockholders not later than the end of January 2002. However, the Internal Revenue Service will not be bound by the independent valuation. As a result, the amount of any actual tax gain or loss could vary, perhaps significantly, from the preliminary figure.

Consequences to Kaiser Ventures LLC and its Members

Provided that the transfer restrictions imposed on the Class A Units satisfy certain requirements, Kaiser Ventures LLC will be treated like a partnership for federal tax purposes and will not pay federal income tax on its operations going forward. Instead, Kaiser Ventures LLC's income, losses and credits will be allocated among the holders of Class A Units (and to a limited degree, the Class B holders) for inclusion in their individual income tax returns. As a result, there will only be a single level of federal income tax on future income of Kaiser.


This concludes my brief federal income tax issue summary. However, as I indicated at the beginning of my presentation, this is only a summary of federal income tax issues and each stockholder is strongly encouraged to carefully read the income tax information to be provided in the Proxy Statement and Prospectus and, more importantly, to consult their own tax advisors with respect to the tax consequences to them of the conversion proposal.

Rick Stoddard:

Thank you, Jim. And now, our outside counsel, Ted Guth, will tell us how the process of conversion works...Ted?

Ted Guth, Partner, Guth | Christopher LLP:

Thanks, Rick. The first step will be to submit a proxy statement and prospectus to the Securities and Exchange Commission. After the SEC's review, including any changes Kaiser must make in response to their comments, Kaiser will then mail the proxy statement and prospectus to its stockholders for their consideration of the conversion proposal. The proxy statement and prospectus will also be posted on Kaiser's website at "kaiserventures.com". After the SEC's review, Kaiser will schedule a stockholders' meeting, probably some time this fall. A majority of outstanding shares of Common Stock of Kaiser Ventures Inc. must vote in favor of the conversion proposal for it to be approved. If the conversion proposal is approved, we expect the merger of Kaiser Ventures Inc. into Kaiser Ventures LLC to occur within days. In the conversion, each share of currently outstanding Kaiser common stock would be automatically converted into the right to receive $10 in cash and one Class A Unit.

Rick Stoddard:

Thank you, Ted. Now, if you have any questions, please introduce yourself and ask them.

                             (End of Presentation)

                                                                         Annex 3

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------

     The discussion below is summary in nature and does not provide all of the important information with respect to the conversion proposal. Once the date of the stockholders' meeting is set, Kaiser will be mailing a Proxy Statement to the address of record for each of its stockholders. That Proxy Statement will contain important information about the conversion proposal, and Kaiser stockholders should carefully review the Proxy Statement, and the documents which it references, before voting with respect to the conversion proposal. The Proxy Statement and related exhibits will also be available for free at the SEC's website http://www.sec.gov.
              -------------------

Unless otherwise noted, (1) the term "Kaiser Inc." refers to Kaiser Ventures Inc., (2) the term "Kaiser LLC" refers to Kaiser Ventures LLC, (3) the terms "Kaiser," "we," "us," and "our," refer to the ongoing business operations of our company and its subsidiaries, whether conducted in the form of Kaiser Inc. or, if the conversion proposal is approved, Kaiser LLC, and (4) the terms "Common Stock" and "stockholder(s)" refer to Kaiser Inc.'s common stock and the holders of that stock, respectively.


     Question                                    Response
     --------                                    --------

What is Kaiser proposing    We have concluded that the best approach to
to do?                      distribute cash to our stockholders is to convert
                            Kaiser from a "corporation" to a "limited liability company." To accomplish this conversion, Kaiser
                            Ventures Inc. would merge into a recently formed limited liability company, and be known as "Kaiser
                            Ventures LLC." In the merger, our stockholders will receive $10 a share in cash and one Class A Unit in Kaiser LLC for every share of Kaiser Common Stock they now hold. Therefore, each stockholder's interest in Kaiser Inc. (on a fully diluted basis) would be converted into a proportionate interest in Kaiser LLC.

What would the conversion   First, our stockholders will get $10 in cash on a
mean to Kaiser              tax-advantaged basis.
stockholders?
                            Second, Kaiser will operate as a limited liability company rather than a corporation. A limited liability company is like a corporation for legal liability purposes, but like a partnership for tax purposes. Kaiser would exist under an operating agreement instead of a certificate of incorporation and bylaws, although we have based the terms of that agreement on our current charter documents. You'll see a copy of this agreement attached to the proxy statement and prospectus that will be filed with the Securities and Exchange Commission.

                            Third, our stockholders (on a fully diluted basis) would own all of the Class A Units of the new LLC. (The LLC will have a limited number of non-voting Class B Units, which will be held by three former managers of MRC. The Class B Units' only economic interest would be approximately 2% of any principal portion of the purchase price

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------

      Question                                    Response
      --------                                    --------

                            received by MRC on the sale of the Eagle Mountain landfill project. If the conversion is not effected, these MRC executives will receive the same payments under a bonus plan.)

                            Fourth, Kaiser's assets and liabilities would remain the same, except that our cash position would be reduced by the approximately $66 million in cash distributed to Kaiser's stockholders in the conversion.

                            Fifth, the conversion would allow us to continue our efforts to sell the remaining assets expeditiously without having to solicit more proxies in the future.

                            Sixth, the management team would remain the same, although we expect staff reductions to continue as we sell our remaining assets.

                            Finally, in order to get the tax benefits, we will be required to place certain restrictions on transferring the Class A Units. The IRS requires that they not be traded on a primary or secondary market. We expect to allow private negotiated transactions on a limited basis as long as they do not become the substantial equivalent of such markets.

Why did Kaiser select the   Converting Kaiser into a limited liability company
conversion option?          will permit us to recognize a tax loss from MRC this
                            year, to distribute significant cash to our stockholders on a tax advantageous basis, to avoid the double taxation generally imposed on future corporate income distributed to investors and to deal more expeditiously with our remaining assets.

                            More specifically, by converting to an LLC before December 31, Kaiser will save an estimated $10.5- $12.0 million in taxes in 2001 by capturing the significant tax losses associated with MRC. (Our actual tax savings can only be determined after the merger.) These tax savings mean that we can increase the cash distributed to our stockholders by almost $2.00 per share. In addition, a conversion should mean that most of our stockholders will be able to offset their tax basis against the distribution, with only the difference taxed at capital gains rates. A regular dividend would have been approximately $2.00 less and would have been taxable at ordinary income rates for most of our stockholders since the "return of capital" approach used for our distribution last December is no longer available.

What other options did      . We could have sold Kaiser to a third party.
Kaiser consider?
                            . We could have liquidated Kaiser.

                            . We could have paid a cash dividend of somewhat
                              less than $10 per share.

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------

      Question                                    Response
      --------                                    --------

                            . Or we could have repurchased our shares in the
                              market or through a tender.


Why didn't Kaiser proceed   Ideally, we would have liked to have sold Kaiser to
with the other options      a third party, as long as the price--and the
considered?                 timing--were right. We needed an acceptable offer
                            with appropriate financial backing that would have closed in 2001--but, unfortunately, we didn't get any.

                            Liquidation offered no significant benefits over conversion. In fact, it would have resulted in slightly higher tax risk for everyone. Using a liquidating trust generally requires showing that it is not carrying on any active businesses and that its assets are expected to be completely distributed in two or three years. While there are clearly exceptions to these rules on a facts and circumstances basis, the fact that we anticipate holding the West Valley MRF, an active business, for an undetermined period and don't currently expect to receive the purchase price for MRC for 3 or 4 years could negatively affect our ability to implement a straight liquidation option. In addition, we also considered the potential difficulty of assigning some of our rights in certain critical contracts and agreements to a liquidating trust.

                            Paying a cash dividend would have allowed Kaiser to continue in its current form, but it would have brought significantly worse tax consequences for the corporation and its stockholders. Kaiser would incur significantly higher taxes in 2001 and this would have reduced the amount of any cash dividend. And, from most stockholders' point of view, the dividend would have been taxed as ordinary income since the "return of capital" approach used for our distribution last December is no longer available. In addition, after making the cash dividend, Kaiser might not continue to meet the Nasdaq listing requirements and might not trade as freely.

                            A share repurchase would also have allowed Kaiser to continue in its current form, but would have had significantly worse tax consequences for both Kaiser and its stockholders. Kaiser would incur higher taxes in 2001, reducing the cash available for a repurchase. Second, a share repurchase would be treated as a dividend (with higher tax rates and less ability to use the tax basis for our stockholders) except for those individual stockholders who participate on a "disproportionate basis" (i.e., their relative percentage interest in Kaiser declined by at least 20%). Unfortunately, since we believed that most of our stockholders would participate in any repurchase, this test would have been difficult to meet.

What are the federal        At the Kaiser corporate level, even though mergers
income tax                  are often not taxable events for either entity, the
                            conversion of Kaiser Inc. into Kaiser

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------

      Question                                    Response
      --------                                    --------

consequences of the         LLC will be treated for tax purposes as if Kaiser
conversion for Kaiser       Inc. had liquidated and then distributed all of its
Inc.?                       assets and liabilities to its stockholders. Federal
                            tax law generally requires a liquidating corporation to recognize gain or loss on the distribution of property in a complete liquidation as if the property were sold to the recipient at its fair market value. Thus, upon the conversion, Kaiser Inc.
                            will recognize gain or loss equal to the difference between the fair market value of its assets (less any related liabilities) and the adjusted tax basis of those assets. As described below, an independent appraiser has given us a preliminary indication that the fair market value of our assets is less than our net tax basis in those assets, thereby producing a loss for tax purposes. Based on this valuation, and assuming the conversion proposal is completed, we estimate that Kaiser Inc. will pay a total of only between $3.0 and $6.0 million in income taxes for 2001, most of which will be state income taxes. You will recall that the sale of our Fontana Water
                            Company shares in March 2001 generated over $82.0 million in net cash to Kaiser although it had a tax basis of less than $1.0 million.

                            However, the actual value of our assets must be based on the situation on the actual date of the conversion, and this could vary from the preliminary indication of value. If the final valuation differs from preliminary data, the tax savings of Kaiser Inc. expected as part of the conversion would be affected, perhaps materially. You should also be aware that the Internal Revenue Service will not be bound by Duff & Phelps's valuation. As a result, the amount of any actual tax gain or loss could vary, perhaps significantly, from the preliminary figure.

What are the federal        Federal tax law provides that the amounts received
income tax consequences     by a stockholder in a distribution in a complete
for Kaiser Inc.             liquidation of a corporation are treated as full
stockholders?               payment for the stockholder's stock. This means that
                            our stockholders will recognize gain or loss equal to the difference between the tax basis in each of their shares of Common Stock and the sum of the fair market value of the consideration they receive per share of Common Stock in the merger.

                            Based upon the preliminary valuation of a Class A Unit at $1.45 per unit, stockholders of Kaiser Inc. should generally pay taxes on any excess of the estimated $11.45 in value received per share of Common Stock in the merger. However, as noted above, the relevant value will be that on the date of the conversion, which could vary from the preliminary indication of value. We would be obligated to report the final appraised value to our stockholders no later than the end of January 2002. However, the Internal Revenue Service will not be bound by the independent valuation. As a result, the amount of any actual tax gain or loss could vary, perhaps significantly, from the preliminary figure.

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------


       Question                                   Response
       --------                                   --------


                           Any gain or loss recognized by a stockholder in the conversion will generally be capital gains or losses, and should be treated as long term gain or loss if the stockholder has held the Common Stock for at least one year at the time of the merger. This may not apply to stockholders who acquired their Common Stock pursuant to the exercise of stock options or other compensation arrangements with Kaiser Inc. or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Internal Revenue Code.

What are the federal       Because the contribution of assets by Kaiser Inc. to
income tax consequences    Kaiser LLC in the merger is not a taxable event,
for Kaiser LLC?            Kaiser LLC will assume Kaiser Inc.'s tax basis in
                           each asset if the conversion is approved. Kaiser LLC has been organized to take advantage of the favorable tax treatment afforded limited liability companies whose equity interests are not freely traded.
                           Provided that the transfer restrictions imposed on the Class A Units satisfy these requirements, Kaiser
                           LLC will be treated like a partnership for federal tax purposes and will not pay federal income tax on its operations going forward. Instead, Kaiser LLC's income, losses and credits will be allocated among the holders of Class A Units (and to a limited degree, the Class B holders) for inclusion in their individual income tax returns. Kaiser LLC will file annual tax information returns setting forth the names and addresses of each member, as well as each member's share of income, deductions and credits.

What are the federal       Assuming that the transfer restrictions imposed on
income tax consequences    the Class A Units satisfy certain requirements
for members of Kaiser      imposed by the Internal Revenue Code, each member of
LLC?                       Kaiser LLC would be allocated (and be obligated to
                           pay taxes on) his or her share of any income, losses and credits of Kaiser LLC.

                           Depending on the operating results of Kaiser LLC, its members could be allocated taxable income but not receive corresponding cash distributions to pay the associated tax liability. If Kaiser LLC recognizes a taxable loss, the amount of loss from Kaiser LLC that may be recognized by a member in any particular tax year could be limited to the amount of his/her adjusted basis of his/her Class A Units. Any disallowed loss for a particular period would be carried forward to, and may be deducted in, subsequent tax years in which the member has adjusted basis.

                           Certain losses that may be generated inside Kaiser LLC might be subject to the At-Risk Rules and Passive Activity Rules contained in the Internal Revenue Code. These rules generally delay the ability of the taxpayer to deduct certain losses. Each stockholder should consult with his or her tax advisers as to the effect such rules might have on the

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------


       Question                                   Response
       --------                                   --------


                           outcome of their individual tax return.

                           The tax basis of each Class A Unit would initially be equal to the fair market value of the Class A Unit on the date of the conversion. The tax basis would thereafter be increased by the member's distributive share of any Kaiser LLC taxable income and any contributions the member makes to Kaiser LLC of cash or property and decreased by your distributive share of any Kaiser LLC taxable loss and the amount of any cash and/or property distributed to the member by Kaiser LLC.

THE ABOVE DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS DOES NOT ATTEMPT TO COMMENT ON ALL TAX MATTERS THAT MAY AFFECT KAISER INC., OUR STOCKHOLDERS, KAISER LLC OR ITS MEMBERS AS A RESULT OF THE CONVERSION PROPOSAL. THE DISCUSSION ALSO DOES NOT CONSIDER VARIOUS TAX RULES OR LIMITATIONS APPLICABLE TO PARTICULAR STOCKHOLDERS SUBJECT TO SPECIAL RULES, INCLUDING, WITHOUT LIMITATION, TAX EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS OR BROKER-DEALERS, FOREIGN STOCKHOLDERS AND STOCKHOLDERS WHO DO NOT OWN THEIR SHARES AS CAPITAL ASSETS. YOU SHOULD CONSULT YOUR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE CONVERSION PROPOSAL TO YOU, PARTICULARLY WITH RESPECT TO THE APPLICATION AND EFFECT OF TAX LAWS OF ANY STATE OR OTHER JURISDICTION IN WHICH YOU ARE SUBJECT TO TAX AND THE EFFECT OF TAX LAWS OTHER THAN INCOME TAX LAWS.

In looking forward, what   First, our overall strategy will remain the same. We
does Kaiser see after      will continue to try to maximize the future cash
the conversion?            distributed to Kaiser stockholders. To achieve this
                           goal, we will seek to:

                           . Complete the sale of the landfill project at the Eagle Mountain Site and to resolve the related outstanding federal land exchange litigation. Even if the sale is completed in 2001, we do not expect to receive any cash from the sale until the related litigation matters are resolved favorably, which may take another 3 to 4 years;

                           . Reduce the risk to Kaiser from outstanding environmental and other similar types of liabilities;

                           . Continue to hold our 50% interest in West Valley MRF, which pays cash distributions to Kaiser, until an acceptable sale price can be obtained;

                           . Sell miscellaneous assets such as surplus property and mineral interests in Southern California; and

                           . Further reduce general and administrative expenses.

                           Our success in realizing these goals will, of course, determine the ultimate value of the Class A Units. As members of Kaiser LLC, Kaiser's stockholders would receive their proportionate share of any

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------


       Question                                   Response
       --------                                   --------


                           future cash distributions resulting from the successful sales of Kaiser's remaining assets. The amount and timing of any future cash distributions by Kaiser LLC will depend on many factors, including (among others) the sale of the Eagle Mountain landfill project, the ability of Kaiser to operate and ultimately to sell its 50% interest in the West Valley MRF and the impact of Kaiser's other assets, liabilities, and operating expenses. Although MRC has entered into a contract to sell the Eagle Mountain landfill, this sale is subject to very significant conditions; even if these conditions are satisfied, no cash would likely be received by Kaiser for three or four years. In addition, we have not received any offer for the West Valley MRF, and any ultimate value is therefore uncertain. However, if we meet our goals with respect to our other assets and liabilities, and if we use a net cash contribution of $10 to $15 million for the West Valley MRF, Kaiser LLC could be able to distribute approximately an additional $8.00
                           - $10.00 in cash per Class A Unit over the next three to four years. This would bring the projected total distributions per share, including the $2.00 distribution last December and the $10.00 distribution as part of the conversion, to the equivalent of $20-22.

                           This estimate is subject to substantial
                           contingencies, which could significantly raise or lower the actual future distributions. Kaiser's Proxy Statement will contain a list of major known potential risks. In evaluating the proposal, stockholders should consider time value of money as well as the various risks which will be described in the Proxy Statement, including the operational and market risks for the West Valley MRF and the risk that the sale of the Eagle Mountain landfill project may not close. In addition, the value of the Class A Units may be affected by other matters, including (among others) discounts for restrictions on liquidity and minority interest.

What is the process for    Our first step will be to submit a proxy statement
completing the             and prospectus to the Securities and Exchange
conversion?                Commission. After the SEC's review, including any
                           changes we must make in response to their comments, we will then mail the proxy statement and prospectus to our stockholders for their consideration of the conversion proposal. The proxy statement and prospectus will also be posted on Kaiser's website at "kaiserventures.com". Once we clear the SEC, we will schedule a stockholders' meeting, probably for some time in the fall. A majority of outstanding shares of Common Stock of Kaiser Inc. must vote in favor of the conversion proposal for it to be approved. If the conversion proposal is approved, we expect the merger of Kaiser Inc. into Kaiser LLC to occur within days.

                             Kaiser Ventures Inc.
                             --------------------

          Limited liability Company Conversion Questions and Answers
          ----------------------------------------------------------

What do I need to do now?  Nothing. We will be sending out a proxy statement, which will tell you how to vote your shares. If the conversion occurs, we will send you a separate set of instructions so you can receive your cash and Class A Units.

Who can help answer any    If you have any questions after reviewing the proxy
questions I have?          statement, you can contact Terry L. Cook, General
                           Counsel and Corporate Secretary of Kaiser Inc. by telephone at (909) 483-8500 or by mail at Kaiser
                           Inc.'s principal executive offices, located at 3633
                           E. Inland Empire Blvd., Suite 850, Ontario,
                           California 91764.

The above discussion does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Kaiser Inc. common stock or Kaiser LLC Class A Units, nor shall there be any offer to sell or any sale of these securities in any jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction.

Except for the historical statements and discussions, these statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You should not put undue reliance on forward-looking statements. We will have an obligation to update and disclose any material developments related to information disclosed in the Proxy Statement/Prospectus; however, we undertake no obligation to update or revise any forward-looking statements that are or may be affected by developments which we do not deem material. When used or incorporated in these statements, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on certain factors and assumptions about future risks and uncertainties, not all of which will be identified in our Proxy Statement/Prospectus. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include, among others, the ones discussed under "Risk Factors" in our Proxy Statement as well as those discussed in other places in our filings with the SEC. For example, actual results could materially differ from those projected as a result of factors described in "Risk Factors" including, among others, general economic conditions in the United States and Southern California; the impact of federal, state, and local laws and regulations on our permitting and development activities; competition and litigation, including, without limitation, claims and litigation that relate to the pre-bankruptcy activities of Kaiser Steel Corporation, the predecessor of Kaiser, including asbestos claims; the inability to complete the anticipated sale of the Eagle Mountain landfill project; the success of any material litigation involving us or our projects; and/or the challenge, reduction or loss of any claimed tax benefits or net operating losses. Should one or more of these risks, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that the forward-looking information contained in these statements will, in fact, transpire.

                                                                         Annex 4

Kaiser Proposes to Distribute
$10 Per Share in Cash In
Corporate Restructuring

     On July 11, 2001, Kaiser Ventures Inc. announced a plan to distribute $10 in cash per share on a tax advantaged basis by converting from a Delaware corporation to a Delaware limited liability company. Subject to stockholder approval, Kaiser Ventures Inc. ("Kaiser Inc.") would convert into a limited liability company by merging into the recently formed Kaiser Ventures LLC ("Kaiser LLC"). In the merger, each Kaiser stockholder would receive $10 in cash plus one Class A Unit in Kaiser LLC for each share of Kaiser Inc. common stock. As a result, each stockholder's interest in Kaiser (on a fully diluted basis) will be converted into a proportionate interest in the new limited liability company. Most stockholders should pay federal taxes on the total merger consideration at capital gains rates.

     Converting into a limited liability company will permit Kaiser to recognize a tax loss this year, to distribute cash to its stockholders on a tax advantageous basis, to avoid the double taxation generally imposed on future corporate income distributed to investors and to deal flexibly with its remaining assets. More specifically, by converting to a limited liability company before December 31, 2001, Kaiser will capture significant tax losses, and thus save an estimated $10.5-$12.0 million in taxes in 2001. (The actual tax savings can only be determined after the merger.) These tax savings allow Kaiser to increase the cash distributed to its stockholders by almost $2.00 per share. In addition, the conversion should mean that most Kaiser stockholders will be able to offset their tax basis against the distribution, with only the difference taxed at capital gains rates. A regular dividend would have been approximately $2.00 less and would have been taxable at ordinary income rates for most Kaiser stockholders.

     Kaiser anticipates filing a joint Proxy Statement and Prospectus on the conversion proposal with the Securities and Exchange Commission within a week, with a stockholder vote to occur in the fall of this year. The Proxy Statement/Prospectus will contain important information about the proposed conversion and Kaiser stockholders should carefully read it before voting with respect to the conversion.

Press Release
Conference Call Presentation
Conference Call Q&A
K A I S E R V E N T U R ES